As filed with the Securities and Exchange Commission on March 14, 2018
Registration No. 333-194033
___________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________________________________
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
____________________________________________________________________________________________________________
 EDGEWELL PERSONAL CARE COMPANY
(Exact Name Of Registrant As Specified In Its Charter)

____________________________________________________________________________________________________________

Missouri	43-1863181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Timberlake Manor Parkway Chesterfield, Missouri	63017
(Address of Principal Executive Offices)	(Zip Code)
EDGEWELL PERSONAL CARE COMPANY
2018 STOCK INCENTIVE PLAN

ENERGIZER HOLDINGS, INC.
SECOND AMENDED AND RESTATED 2009 INCENTIVE STOCK PLAN
(Full Title of the Plans)
David P. Hatfield
Chief Executive Officer
EDGEWELL PERSONAL CARE COMPANY
1350 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(Name and address of agent for service)
(314) 594-1900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	4,000,000 (1)(2)	N/A (2)	N/A (2)	N/A (2)

(1)
Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”) which become issuable under the Edgewell Personal Care Company 2018 Stock Incentive Plan (the “2018 Stock Incentive Plan”) or the Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)
These shares were previously registered under the Securities Act of 1933, as amended, pursuant to the 2009 Plan and as described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 is being filed to provide that a portion of the shares of common stock originally registered under the 2009 Plan may now be issued under the 2018 Stock Incentive Plan once they are no longer issuable pursuant to the 2009 Plan.

EXPLANATORY NOTE
The Company previously filed a Registration Statement on Form S-8 (Registration No. 333-171921) (the “Previous S-8”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) on January 28, 2011 to register the offer and sale of up to 7,564,011 shares of Common Stock pursuant to the Amended and Restated 2009 Plan, and this Form S-8 with the SEC on February 19, 2014 to register the offer and sale of up to an additional 4,000,000 shares of Common Stock under the 2009 Plan (the “Original Form S-8”). The Original Form S-8 also incorporated the 7,564,011 shares registered on the Previous Form S-8 pursuant to General Instruction E to Form S-8. The Company’s authority to grant new awards under the 2009 Plan terminated on January 26, 2018.
On November 7, 2017, the Company’s Board of Directors adopted the 2018 Stock Incentive Plan. The Company’s stockholders approved the 2018 Stock Incentive Plan at the Company’s annual meeting of stockholders held on January 26, 2018 (the “2018 Annual Meeting”). The 2018 Stock Incentive Plan provides that any shares of the Company’s Common Stock available for grant under the 2009 Plan on January 26, 2018 and shares of the Company’s Common Stock subject to awards outstanding under the 2009 Plan on January 26, 2018 that expire, are forfeited or cancelled without the issuance of such shares (other than shares used to pay the exercise price of a stock option under the 2009 Plan and shares used to cover the tax withholding of the award under the 2009 Plan) will be available for award grant purposes under the 2018 Stock Incentive Plan.
The Company is filing this Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Original Form S-8 to register the offer and sale of Common Stock under the 2018 Stock Incentive Plan. The only shares of Common Stock authorized for issuance under the 2018 Stock Incentive Plan are the shares of Common Stock that had been previously authorized for issuance under the 2009 Plan. No additional shares of Common Stock were authorized for issuance under the 2018 Stock Incentive Plan.
5,002,972 shares of the Company’s Common Stock were available for grant under the 2009 Plan on January 26, 2018, and (as of the date of this Post-Effective Amendment) an additional 1,448,396 shares of the Company’s Common Stock are subject to awards that remain outstanding under the 2009 Plan but may be transferred to the 2018 Stock Incentive Plan in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer and sale pursuant to the 2009 Plan that may become available for offer and sale under the 2018 Stock Incentive Plan is 6,451,368 shares.
Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2018 Stock Incentive Plan on this Post-Effective Amendment.
Unless the context otherwise requires, references made herein to “Edgewell,” “we,” “us,” “our” and “ours” refer to Edgewell Personal Care Company and its consolidated subsidiaries.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
As permitted by the rules of the SEC, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents listed in (a) through (d) below, which are on file with the SEC, are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2017, filed with the SEC on November 20, 2017;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on February 8, 2018;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on November 13, 2017, December 12, 2017, January 19, 2018, January 31, 2018, February 14, 2018, and February 26, 2018; and

(d)
The description of the Company’s Common Stock contained in its Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
The validity of the shares of Common Stock offered hereby has been passed upon by Jeffrey A. Gershowitz, Deputy General Counsel of Edgewell Personal Care Company. Mr. Gershowitz is eligible to participate in the 2018 Stock Incentive Plan, and he currently beneficially owns 2,425 shares of Common Stock and has been awarded options to purchase 12,134 shares of Common Stock and restricted stock equivalent units convertible into 5,914 shares of Common Stock, under the terms of the 2009 Plan.

Item 6. Indemnification of Directors and Officers.
We are a Missouri corporation. Section 351.355 of the Missouri General and Business Corporation Law, which we refer to as Missouri law or GBCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a derivative action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.
Our articles of incorporation generally provide that we shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in a derivative action in our right) who at any time is serving or has served as a director, officer or employee of the corporation against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law. We will also indemnify any such person against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Our articles of incorporation provide that such indemnification shall be mandatory.
Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.
Our articles of incorporation and restated bylaws provide that the liability of our directors, officers and employees to us, its shareholders or otherwise is limited to the fullest extent permitted by the GBCL. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors, officers, or employees of the corporation shall be so eliminated or limited without the need for amendment to our articles of incorporation or further action on the part of the shareholders of the corporation.
As permitted by Section 351.355(7) of the GBCL and as authorized by our articles of incorporation, we have entered into indemnification contracts with its directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.
As permitted by Section 551.355(8) of the GBCL and as authorized by our articles of incorporation, we have purchased directors’ and officers’ insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of our restated articles of incorporation.
The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, our articles of incorporation and any pertinent agreements.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibit Index.

Exhibit Number	Description
4.1
Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013).

4.2	Edgewell Personal Care Company 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 31, 2018).

5.1
Opinion of Mark S. LaVigne, Esq., at the time Vice President and General Counsel of Energizer Holdings, Inc. (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed February 19, 2014).

5.2#	Opinion of Jeffrey A. Gershowitz, Esq., Deputy General Counsel of Edgewell Personal Care Company.

23.1#	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Mark S. LaVigne, Esq. (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed February 19, 2014).

23.3#	Consent of Jeffrey A. Gershowitz, Esq. (included in Exhibit 5.2).

24.1#	Power of Attorney (contained on the signature page).
 # Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes;

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the 2018 Stock Incentive Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chesterfield, Missouri on the 14th day of March, 2018.

EDGEWELL PERSONAL CARE COMPANY.
By: /s/ David P. Hatfield
David P. Hatfield
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David P. Hatfield and Jeffrey A. Gershowitz, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David P. Hatfield	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 14, 2018
David P. Hatfield

/s/ Rod R. Little	Chief Financial Officer (Principal Financial Officer)	March 14, 2018
Rod R. Little

/s/ Elizabeth E. Dreyer	Chief Accounting Officer and Vice President, Controller (Principal Accounting Officer)	March 14, 2018
Elizabeth E. Dreyer

/s/ Daniel J. Heinrich	Director	March 14, 2018
Daniel J. Heinrich

/s/ Carla C. Hendra	Director	March 14, 2018
Carla C. Hendra

/s/ R. David Hoover	Director	March 14, 2018
R. David Hoover

/s/ John C. Hunter, III	Director	March 14, 2018
John C. Hunter, III

/s/ James C. Johnson	Director	March 14, 2018
James C. Johnson

/s/ Elizabeth Valk Long	Director	March 14, 2018
Elizabeth Valk Long

/s/ Rakesh Sachdev	Director	March 14, 2018
Rakesh Sachdev